                                                                      EXHIBIT 10

                       Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 31, 2004 relating to the financial statements of Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 10, 2004, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 15, 2004